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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                Contact: Donald J. Radkoski (614) 492-4901
Feb. 10, 2006                        or Tammy Roberts Myers (614) 492-4954

                BOB EVANS FARMS ANNOUNCES THIRD QUARTER DIVIDEND

COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) board of directors today declared a quarterly dividend of 12 cents ($0.12) per share on the company's outstanding common stock ($.01 par value). The dividend is payable March 1, 2006, to stockholders of record at the close of business on Feb. 17, 2006.

         On Monday, Feb. 13, 2006, the company will announce third quarter earnings. Company executives will discuss the earnings results during a conference call Tuesday, Feb. 14, 2006, at 10 a.m. ET. To listen, call (888) 394-8033 (conference ID number 7022624) or log-in to the webcast at www.bobevans.com and then click on "investors." The call will be available for replay for 48 hours, beginning Tuesday, Feb. 14, 2006, immediately following the call by calling toll free (877) 519-4471, pin code 7022624. The webcast version will also be archived on the company's Web site.

         Bob Evans Farms, Inc. owns and operates 582 full-service, family restaurants in 19 states primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 97 Mimi's Cafe casual restaurants located in 15 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.

      Safe Harbor Statement Under the Private Securities Litigation Reform
                                  Act of 1995

         Statements in this report that are not historical facts are forward-looking statements and are based on current expectations.
Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:

         - Changing business and/or economic conditions, including energy costs
         -        Competition in the restaurant and food products industries
         - Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs and general inflation
         - Changes in the cost or availability of acceptable new restaurant sites
         - Adverse weather conditions in locations where the company operates its restaurants
         - Consumer acceptance of changes in menu, price, atmosphere and/or service procedures
         - Consumer acceptance of the company's restaurant concepts in new geographic areas
         -        Changes in hog and other commodity costs.

There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful.

Additional discussion of these factors is included in the company's periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.